News Release

For Immediate Release: February 2, 2005

MainStreet BankShares, Inc. today announced that a private placement stock sale was successfully completed on January 31, 2005. The sale resulted in 200,789 shares of MainStreet BankShares, Inc. unregistered common stock being sold for a total of $1,807,101 which exceeded the original target by 10%.

Contact: C. R. McCullar, President and CEO

MainStreet BankShares, Inc.

Martinsville, Virginia

(276) 632-8092